PROVIDENT MUTUAL FUNDS, INC.
SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of the 11th day of December, 2018 to the Custody Agreement dated as of August 27, 2012 (the “Agreement”), is entered into by and between PROVIDENT MUTUAL FUNDS, INC., a Wisconsin corporation (the “Company”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement as set forth below; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Section 13.01 Effective Period and Section 13.02 Termination of Article XIII  is hereby superseded and replaced in its entirety with the following:

13.01 Effective Period.  This Agreement is effective as of October 1, 2018 and will continue in effective for a period of one year.

13.02 Termination.  Subsequent to the end of the one (1) year period, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.   Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Company may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROVIDENT MUTUAL FUNDS, INC.	U.S. BANK, N.A.

By: /s/ James Daley	By: /s/ Anita M. Zagrodnik

Name: James Daley	Name: Anita M. Zagrodnik

Title: Chief Compliance Officer	Title: Senior VP 12/13/18